Exhibit 16.1

HUTCHMED

HUTCHMED (CHINA) LIMITED

CODE ON DEALINGS IN SHARES ("CODE")

Adopted by the board of directors on 21 April 2006 and amended by the board of directors on 28 July 2009, 17 March 2016, 1 August 2016, 1 January 2023 and 16 April 2024

HUTCHMED CODE ON DEALINGS IN SHARES (“CODE”)

INTRODUCTION

The ordinary shares of HUTCHMED (China) Limited (the "Company", formerly known as “Hutchison China MediTech Limited”) have been admitted to trading on AIM in the United Kingdom and on the Main Board of The Stock Exchange of Hong Kong Limited (“HKEX”) in Hong Kong and the Company's American depositary receipts are traded on the Nasdaq Stock Market in the United States.

Under English law, individuals are prohibited from insider trading by the UK Criminal Justice Act 1993, which makes it a criminal offence for an individual who is in possession of "inside information" to deal, on a UK stock market or with or through a broker (or other professional intermediary), in securities whose price would be significantly affected if the information were made public. It is also an offence under English law to encourage insider dealing and to disclose inside information with a view to others profiting from it. Such offences are punishable with a fine or imprisonment of up to seven years or both. In addition, under US federal securities laws, persons who are in possession of "material non-public information" about the Company are prohibited from dealing in securities of the Company as well as from communicating such information to others who might deal on the basis of that information. Furthermore it is also an offence for an individual to deal in the Company's securities when he or she is in possession of "inside information" under the EU Market Abuse Regulation (Regulation (EU) 596/2014) ("MAR"). The UK Financial Conduct Authority may impose penalties (including unlimited fines) on any person who commits market abuse.

Under the Model Code for Securities Transactions by Directors of Listed Issuers (Appendix C3 to the Rules Governing the Listing of Securities on HKEX (“Hong Kong Listing Rules”)) (“Model Code”), there must be no dealing in securities by directors and employees who, because of their office or employment, are likely to possess inside information in relation to the Company or its securities (or by their Connected Persons, as defined below) who are aware of or privy to inside information until a public announcement has been made. This restriction applies regardless of whether the Company is in a black-out period. Under the Securities and Futures Ordinance (Chapter 571, The Laws of Hong Kong) (“SFO”), various forms of market misconduct, including insider trading, are serious offences that attract significant civil and criminal penalties.

These prohibitions apply to trading in the Company's own securities as well as trading in the securities of other companies, including the Company's collaborators, business partners, suppliers and customers, on the basis of material non-public information or inside information of such other companies that the employee or director obtained as a result of his or her position with the Company. Furthermore, companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

To help ensure that you do not engage in prohibited insider dealing or trading and avoid even the appearance of an improper transaction, the board of the Company has adopted this Code. This Code regulates and governs dealings in the Company's securities by all employees of the Company and its subsidiaries, directors of subsidiaries of the Company, as well as by the Company's persons discharging managerial responsibilities ("PDMRs", as defined in the addendum to this Code) and their Connected Persons (as defined below). The Company may also determine that other persons should be subject to this Code, such as contractors or consultants who have access to inside information. Any such other persons will be notified by the Company Secretary.

HUTCHMED CODE ON DEALINGS IN SHARES (“CODE”)

The Code provides other restrictions on dealings as discussed elsewhere in this Code. You must familiarize yourself with the entirety of this Code and must not simply rely on this introduction. The Code also refers to "prohibited period" and "close period" (each defined in the addendum to this Code) which are only relevant to persons who are subject to the addendum to this Code.

As mentioned above this Code also applies to persons connected with you ("Connected Persons"). Such persons include (i) your spouse or civil partner; (ii) your children (natural or adopted) and step-children under the age of 18 of yourself or of your spouse; (iii) a relative who has shared the same household with you for at least one year on the date of the transaction concerned; (iv) a legal person, trust or partnership, the managerial responsibilities of which are discharged by you or by a person referred to in (i), (ii) or (iii) above, which is directly or indirectly controlled by such a person, which is set up for the benefit of such a person, or the economic interests of which are substantially equivalent to those of such a person; (v) any person with whom you have an agreement or arrangement (a) with respect to dealing in Company’s securities; or (b) under which you undertake to act together in exercising your voting power at general meetings of the Company; (vi) any corporation whose interests for the purposes of Part XV of the SFO are deemed to be interested in by you, including any corporation of which you or any of the persons or entities referred to in (i), (ii) or (v) are entitled to exercise or controls the exercise of one-third or more of the voting power at general meetings of the corporation, or any corporation which is accustomed to acting or whose directors are accustomed to acting in accordance with the directions or instructions of yourself or any of the persons or entities referred to in (i), (ii), (v) or (vi), and any of its subsidiaries; and (vii) a trust if: (a) you or any of the above persons or entities is/are a beneficiary; (b) you are a founder of a discretionary trust with the ability to exert any influence over the trustee; or (c) you are a trustee, other than a trust of which: (A) you are a bare trustee i.e. a trustee with no powers or duties except to transfer the shares according to the directions of the beneficial owners, or (B) you are a co-trustee and you have not participated in or influenced the decision to deal in the securities, and of each of (A) or (B) neither you nor any of your close associates (as defined under the Hong Kong Listing Rules) are beneficiaries.

The Company acknowledges that whilst Connected Persons are subject to this Code, they may not be fully aware of its provisions. As a result, persons who are subject to this Code must take all reasonable steps to ensure their Connected Persons are made aware of the existence of this Code and its requirements.

There are no exceptions to this Code, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for a personal hardship or emergency expenditure), or small transactions, are not excepted from this Code. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct. Nothing in this Code sanctions a breach of MAR, the insider dealing provisions of the UK Criminal Justice Act 1993, the SFO, the Model Code or any other relevant legal or regulatory requirements.

HUTCHMED CODE ON DEALINGS IN SHARES (“CODE”)

*The name of the Company changed from Hutchison China MediTech Limited to HUTCHMED (China) Limited on 29 April 2021

HUTCHMED CODE ON DEALINGS IN SHARES (“CODE”)

MATERIAL INSIDE INFORMATION

1.

For the purposes of this Code, we will use the term "material inside information" to mean information which is either "inside information" under MAR, "material non-public information" under US law or “inside information” under the SFO. There is no bright-line standard for determining what constitutes material inside information; rather, it is based on an assessment of all the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. Information could be considered material inside information whether it has a positive or negative effect on the share price.

2.	MAR defines "inside information" as information which:
●	is of a precise nature;
●	has not been made public;
●	relates, directly or indirectly, to the Company or to the Company's securities; and
●	which, if it were made public, would be likely to have a significant effect on the price of the Company's securities.

Information is "precise" if it indicates a set of circumstances which exists or which may reasonably be expected to come into existence, or an event which has occurred or which may reasonably be expected to occur, where it is specific enough to enable a conclusion to be drawn as to the possible effect of that set of circumstances or event on the price of the Company's securities.

Information which, if it were made public, would be likely to have a significant effect on the price of the Company's securities means information which a reasonable investor would be likely to use as part of the basis of his or her investment decisions.

3.	Under the SFO, “inside information” means specific information about:
●	the Company;
●	a shareholder, officer or director of the Company; or
●	listed securities of the Company or their derivatives,

which is not generally known to the persons who are accustomed to or would be likely to deal in securities of the Company but which would, if it were generally known to those persons, be likely to materially affect the price of listed securities of the Company.

Securities of the Company under the SFO and Model Code means:

●	listed securities including shares and equity interests in the Company;
●	unlisted securities that are convertible or exchangeable into listed shares or equity interests in the Company and structured products and derivative contracts in respect of shares in the Company, including options, warrants, rights, forwards, futures and swaps; and

HUTCHMED CODE ON DEALINGS IN SHARES (“CODE”)

●	debt securities issued by the Company, including debentures, bonds and notes (but not bilateral or syndicated loans). Debentures includes debenture stock, bonds and any other debt securities of the Company, whether or not constituting a charge on the assets of the Company.
4.	While it is not possible to define all categories of material inside information, some examples of information that ordinarily would be regarded as such are:
●	changes in estimates of earnings;
●	changes to the share capital e.g. share splits, share consolidations, capital reduction or securities offerings;
●	possible mergers and acquisitions;
●	the possible acquisition or disposition of equity interests, significant assets or business operations;
●	significant regulatory actions;
●	significant clinical trial milestones;
●	changes in board of directors or senior management;
●	breakthroughs in technology;
●	the introduction of important product lines;
●	bank borrowings or other financing transactions out of the ordinary course;
●	a change in the Company’s pricing or cost structure;
●	major marketing changes;
●	pending or threatened significant litigation, or the resolution of such litigation;
●	unusual gains or losses in major operations; or
●	any other event, whether within the control of the Company or not, which is of material significance to the business, operation or financial performance of the Company.
5.

If you have any questions to whether particular information is material inside information, you should not trade or communicate the information without prior approval of the Company Secretary or other officer of the Company who has authority to grant such approval.

HUTCHMED CODE ON DEALINGS IN SHARES (“CODE”)

INDIVIDUAL RESPONSIBILITY

6.

Persons subject to this Code have ethical and legal obligations to maintain the confidentiality of material inside information about the Company and to not engage in transactions in Company securities while in possession of material inside information. Each individual is responsible for making sure that he or she complies with this Code, and that any Connected Person, as discussed above, also complies with this Code. In all cases, the responsibility for determining whether an individual is in possession of material inside information rests with that individual, and any action on the part of the Company or any other employee or director pursuant to this Code (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under US securities laws, MAR, the insider dealing provisions of the UK Criminal Justice Act 1993, the SFO, the Model Code or any other relevant legal or regulatory requirements.

DEALINGS COVERED

7.

This Code applies to any sale, purchase, transfer of or exchange or subscription for, or agreement to sell, purchase, transfer or exchange or subscribe for, any securities of the Company , the grant, acceptance, acquisition, disposal, transfer, exercise or discharge of an option (whether for the call, or put, or both) or other right or obligation, present or future, conditional or unconditional, to acquire, dispose of or transfer securities, or any interest in securities, of the Company (to include, but not limited to, contracts for difference, stock lending arrangements and changes in beneficial ownership), or underwriting of or creation of pledge, charge or any other security interest in, any securities of the Company or any entity whose assets solely or substantially comprise securities of the Company. It also applies to transactions undertaken by persons professionally arranging or executing transactions or by another person on behalf of any person subject to this Code (including where discretion is exercised).

GENERAL DEALING RESTRICTIONS

8.	Persons subject to this Code must not deal (whether directly or indirectly) in any securities of the Company, either on their own account or for the account of a third party:
●	at any time when he or she is in possession of material inside information in relation to those securities;
●	during any period in which it is reasonably probable that material inside information will be required to be announced to the public;
●	deal in the securities of any other listed company when, by virtue of his or her position in the Company, he or she possesses material inside information in relation to those securities; or
●	where clearance to deal is not given under paragraph 7 of the addendum to this Code.

HUTCHMED CODE ON DEALINGS IN SHARES (“CODE”)

9.

Once information is announced to the public in accordance with the applicable legal and regulatory requirements, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule: (i) inside information comprising or including financial results of the Company is considered non-public (or unpublished) until the end of the second full trading day after the information is released; and (ii) all other inside information is considered non-public (or unpublished) until the end of the first full trading day after the information is released. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material inside information.

Short-Term Dealing Restrictions

10.

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company's securities or in other transactions in the Company's securities that may lead to inadvertent violations of the insider trading laws. Accordingly, persons subject to this Code must not deal in any securities of the Company on considerations of a short-term nature (and should procure that their Connected Persons are also prevented from dealing in any securities of the Company on considerations of a short-term nature).

Short Sales

11.

Persons subject to this Code may not directly or indirectly engage in short sales of the Company's securities (sales of securities that are not then owned, or sale of securities that you own but you do not deliver them against the sale), including a "sales against the box" (a sale with delayed delivery).

Publicly Traded Options

12.

Persons subject to this Code may not engage in transactions in publicly traded options in respect of the Company's securities, such as puts, calls and other derivative securities, on an exchange or in any other organized market.

Standing and Limit Orders

13.

Standing and limit orders create heightened risks for insider trading violations. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when a director or employee is in possession of material inside information. The Company therefore discourages placing standing or limit orders on Company securities. If a person subject to this Code determines that he or she must use a standing order or limit order, that person must contact the Company Secretary or other officer of the Company who has been designated such authority for prior clearance to place the order.

HUTCHMED CODE ON DEALINGS IN SHARES (“CODE”)

Hedging Transactions

14.

Hedging transactions can be accomplished through a variety of mechanisms, including through variable prepaid forward contracts, equity swaps and collars, and similar devices. Because hedging transactions permit the holder of Company securities to continue to own them without the full risks and rewards of ownership, they can cause the interest of such person not to be aligned with the interest of the Company's shareholders. For this reason, hedging transactions are not permitted under this Code.

Margin Accounts and Pledges

15.

Securities held in a margin account or pledged as collateral for a loan may be sold without a customer’s consent by the broker if the customer fails to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when a customer (who pledged the securities) is aware of material inside information or otherwise is not permitted to trade in the Company's securities, persons subject to this Code are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. The Company may make an exception to allow Company securities to be pledged as collateral for a loan (not including margin debt) under certain circumstances. A person subject to this Code must contact the Company Secretary or other officer of the Company who has been designated such role for clearance at least two weeks prior to any such proposed transaction.

Grant of Options

16.

Any grant of an option or share award in respect of securities of the Company which is made to you will be conditional on your confirming that you are not in possession of any material inside information at the time of grant.

SPECIAL CIRCUMSTANCES

Exercise of Options

17.

Subject to paragraph 13 of the addendum to this Code which applies to PDMRs, where the Company has been in an exceptionally long prohibited period or the Company has had a number of consecutive prohibited periods, clearance may be given to allow the exercise of an option or right acquired under an employees' share scheme, or the conversion of a convertible security, where the final date for the exercise of such option or right, or conversion of such security, falls during any prohibited period and you could not reasonably have been expected to exercise it at an earlier time when you were free to deal.

HUTCHMED CODE ON DEALINGS IN SHARES (“CODE”)

18.

PDMRs will not usually be permitted to exercise options or rights acquired under an employees' share scheme or convert a convertible security during a MAR closed period. See paragraph 13 of the addendum to this Code for further details of the types of dealings that are permitted during a MAR closed period.

19.

All the prohibitions and requirements in this Code in relation to any subsequent sale or other dealings in the securities of the Company underlying any option or share awards must be complied with. Where the exercise or conversion is permitted pursuant to paragraph 16, clearance may not be given for the sale of the securities of the Company acquired pursuant to such exercise or conversion including the sale of sufficient securities of the Company to fund the costs of the exercise or conversion and/or any tax liability arising from the exercise or conversion.

HUTCHMED CODE ON DEALINGS IN SHARES (“CODE”)

Transactions Not Involving a Purchase or Sale

20.

For the avoidance of doubt, bona fide gifts and donations made or received and inheritance received are transactions subject to the same restrictions and procedures, including the notification obligations and prohibited period restrictions, as set out in this Code.

ISAs and Authorised Unit Trusts

21.

Subject to paragraph 13 of the addendum to this Code which applies to PDMRs, individuals who are subject to this Code may invest in a discretionary individual saving account (ISA) or deal in units of an authorised unit trust which, in either case, is investing in securities of the Company.

Savings Schemes etc

22.	Subject to paragraph 13 of the addendum to this Code which applies to PDMRs, individuals who are subject to this Code may enter into a scheme under which securities of the Company:
●	are purchased pursuant to a regular standing order or direct debit arrangement; or
●	are acquired by way of a standing election to reinvest dividends or other distributions received.

Post-Termination Transactions

23.

This Code continues to apply to transactions in Company securities even after an individual has left the Company. If an individual is in possession of material inside information when he or she leaves the Company, that individual may not deal in Company securities until that information has been announced to the public in accordance with the applicable legal and regulatory requirements or is no longer material.

HUTCHMED CODE ON DEALINGS IN SHARES (“CODE”)

NO TIPPING

24.

You may not pass material inside information on to others or recommend to anyone the purchase or sale of or counsel or procure anyone to deal in any securities when you are aware of such information or use material inside information in any manner (except in the proper performance of your duties) whether or not to achieve any advantage. This practice, known as "tipping", also violates the securities laws and can result in the same penalties that apply to insider trading, even though you do not deal and do not gain any benefit from another’s dealing.

COMPANY ASSISTANCE

25.	Any person who has a question about this Code or its application to any proposed transaction may obtain additional guidance from the Company Secretary.

HUTCHMED CODE ON DEALINGS IN SHARES (“CODE”)

Addendum to Dealing Code
of
HUTCHMED (China) Limited

The Company has established additional procedures to assist in the administration of this Code, to facilitate compliance with laws prohibiting insider trading while in possession of material inside information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to:

●	each person discharging managerial responsibilities in the Company ("PDMR"), meaning each director of the Company and any other senior executive designated by the board of the Company as such on the basis that such person has regular access to inside information and power to take managerial decisions affecting the future developments and business prospects of the Company;
●	directors of subsidiaries of the Company;
●	executive officers as defined in Rule 3b-7 under the US Securities Exchange Act of 1934, as amended ("executive officers"); and
●	employees of the Company and its subsidiaries who have been told by the Company Secretary that these additional procedures apply to them. Such persons shall include:
o	employees of the Company and its subsidiaries who hold share options or share awards in the Company and/or its subsidiaries;
o	employees who are named on the Company's insider list (whether in the permanent insiders section or in a section for a particular matter); and
o

employees who are named on one of the Company’s project lists (e.g. working on clinical trials, significant transactions or involved in the preparation of the Company’s financial reports) and are, or may be considered to be, in possession of confidential information which may in due course become inside information.

The Company will notify those individuals who are subject to this addendum.

PDMRs, executive officers and other persons who are subject to this addendum are responsible for ensuring that they comply with this addendum, and that any Connected Person whose transactions are subject to this Code, as discussed above, also complies with this addendum.

This addendum references a so-called “prohibited period”, which means:

i.

any period beginning when there exists any matter which constitutes material inside information in relation to the Company's securities (whether or not such person has knowledge of such matter) and ending:

(i)

to the extent such inside information comprises or includes financial results of the Company, immediately after the second full trading day following the notification by the Company of such inside information to a regulatory information service; or

HUTCHMED CODE ON DEALINGS IN SHARES (“CODE”)

(ii)	for all other inside information, immediately after the first full trading day following the notification by the Company of such inside information to a regulatory information service; or
(iii)

save for inside information notified to a regulatory information service, when such inside information ceases to exist in the Company (e.g. information relating to a transaction that terminated prior to signing);

ii.	any "close period", being:
(i)

the period beginning two weeks immediately preceding the end of the Company's annual fiscal period and ending immediately after the second full trading day following the release of a preliminary announcement which contains all inside information expected to be included in its annual report and accounts ("preliminary results announcement") or (to the extent the Company does not release a preliminary results announcement) the publication of the Company's annual report and accounts; and

(ii)

the period beginning two weeks immediately preceding the end of the Company's interim fiscal period and ending immediately after the second full trading day following the announcement of its interim financial results,

Close periods also include "MAR closed periods" (which only apply to PDMRs and their Connected Persons), as defined below and “HK Blackout Periods” (which apply to all persons subject to this addendum and their Connected Persons), as defined below; and

iii.	with respect to a person subject to this addendum, any period when the person responsible for the clearance otherwise has reason to believe that the proposed dealing is in breach of this Code.

"MAR closed periods" are the periods of 30 calendar days before the announcement of an interim financial report and a year-end report (as the case may be) which the Company is obliged to make public according to either the rules of the trading venue where the Company's shares are admitted to trading or national law. The Company is obliged by the AIM rules and the SEC rules to release an announcement of its half year report and to publish its annual report and accounts. As such, the Company's MAR closed periods are

o	with respect to its year-end financial results:

■to the extent the Company releases a preliminary results announcement, the period of 30 calendar days preceding the preliminary results announcement; or

■to the extent the Company does not release a preliminary results announcement, the period of 30 calendar days preceding the publication of its annual report and accounts; and

o	with respect to its interim financial results, the period of 30 calendar days preceding the announcement of its half year results.

Additional restrictions apply under this Code to dealings by PDMRs and their Connected Persons during MAR closed periods.

HUTCHMED CODE ON DEALINGS IN SHARES (“CODE”)

“HK Blackout Period” means any day on which the Company’s financial results are published and:

o

the period of 60 calendar days immediately preceding the publication date of the annual results or, if shorter, the period from the end of the relevant financial year up to the publication date of the results;

o

the period of 30 calendar days immediately preceding the publication date of the quarterly results (if any) and half-year results or, if shorter, the period from the end of the relevant quarterly or half-year period up to the publication date of the results; and

Note: The period during which dealing is not permitted under this paragraph will cover any period of delay in the publication of a results announcement.

o

such periods as designated by the Company Secretary from time to time during which persons subject to this addendum and their Connected Persons are prohibited from dealing in securities of the Company.

As an illustration only of the close period (which also cover the MAR closed periods and HK Blackout Period), where the Company releases a preliminary results announcement on 1 March 2016, and releases the interim results announcement on 2 August 2016, in each case before the market opens, the close period for the annual results will be 17 December 2015 to immediately after the end of the trading day on 2 March 2016 and the close period for the interim results will be 16 June 2016 to immediately after the end of the trading day on 3 August 2016, and trading can resume on 3 March 2016 and 4 August 2016 respectively. If the announcement is made at any time after market opening, the day of the announcement is not counted as a full trading day and so the close period would end immediately after the end of the trading day on 3 March 2016 or 4 August 2016 as applicable.

CLEARANCE TO DEAL

1.	Persons who are designated by the Company Secretary as being subject to this addendum, as well as their Connected Persons, must not deal in any securities of the Company:
1.1.

in the case of PDMRs and their Connected Persons, without advising the chairman (or one or more other directors designated for this purpose) in advance and in writing in the form set out in Appendix 1 to this Code and receiving written clearance.

1.2.

in the case of the chairman (or other designated director referred to in 1.1 above) and his or her Connected Persons, without advising another designated director in advance and in writing in the form set out in Appendix 1 to this Code and receiving written clearance.

1.3.

in the case of employees and their Connected Persons, without advising the Chief Executive Officer or the Company Secretary in advance and in writing in the form set out in Appendix 1 to this Code and receiving written clearance.

In each case under this paragraph 1,

1.4.	a response to a request for clearance to deal must be given to the relevant person within five business days of the request being made; and
1.5.	the clearance to deal in accordance with 1.4 above must be valid for no longer than five business days of clearance being received.

HUTCHMED CODE ON DEALINGS IN SHARES (“CODE”)

2.

As promptly as possible following, and in any event within one business day of the dealing referred to in paragraph 1 above having taken place the person shall notify the Company Secretary of the dealing having occurred in writing and in the form set out in Appendix 2 to this Code.

Note:      For the avoidance of doubt, the dealing restrictions under the heading "General Dealing Restrictions" of this Code apply in the event that such person is or becomes aware of material inside information at or following the grant of clearance.

ANNOUNCEMENT OF PDMR DEALINGS

3.	Paragraphs 4 to 6 only apply to dealings by:
3.1.	PDMRs on their own account; and
3.2.	any of their Connected Persons on their own account.
4.

PDMRs and their Connected Persons are obliged to notify dealings on their own account to both the Company and the UK Financial Conduct Authority. The Company must then announce the dealing publicly within three business days of the dealing taking place. To enable the Company to meet its legal obligation to publicly announce dealings within this timescale, the Company requires dealings by PDMRs and their Connected Persons to be notified to it within one business day of the dealing taking place.

5.

Therefore, if you have received clearance for the proposed dealing pursuant to paragraph 1 of this addendum, you must notify the dealing to the Company by submitting your completed Notification of Transaction in the form set out in Appendix 2 to this Code to the Company Secretary within one business day of the dealing taking place. Provided you have done this, the Company will submit your Notification of Transaction to the UK Financial Conduct Authority on your behalf and will also publicly announce the dealing no later than three business days after the dealing has taken place.

6.

Please complete the confirmation attached to this Code at Appendix 4 (this confirmation also requires you to identify your Connected Persons) and return it to the Company Secretary as soon as possible.

HUTCHMED CODE ON DEALINGS IN SHARES (“CODE”)

CIRCUMSTANCES FOR REFUSAL

7.

The Chairman, the Chief Executive Officer and the Company Secretary as applicable, is under no obligation to approve a transaction submitted for clearance and may determine not to permit the transaction. If a person seeks clearance and permission to engage in the transaction and is denied, then he or she should refrain from initiating any transaction in the Company securities’, and should not inform any other person of the restriction.

8.

Subject to the exceptions set out in this Code (including the examples described in paragraph 13 of this addendum), persons who are designated by the Company Secretary as being subject to this addendum, as well as their Connected Persons, will not be given clearance to deal in any securities of the Company: (i) during a prohibited period; and (ii) where the dealing is conducted on consideration of a short-term nature.

9.

A written record must be maintained by the Company Secretary of the receipt of any notification received from a person pursuant to paragraph 8 of this addendum and of any clearance given. Written confirmation from the Company Secretary that such advice and clearance (if any) have been recorded must be given to the person seeking clearance.

CLOSE PERIOD RESTRICTIONS

10.

Persons who are designated by the Company Secretary as being subject to this addendum, as well as their Connected Persons must not deal in any securities of the Company (other than as specified by this Code) during a "close period" as defined in this addendum.

11.

Close periods also include MAR closed periods, during which additional restrictions apply to dealings by PDMRs and their Connected Persons, and HK Blackout Period (which apply to all persons subject to this addendum and their Connected Persons).

EVENT-SPECIFIC DEALING RESTRICTIONS

12.

From time to time, an event may occur that is material to the Company and is known by only a few directors, executive officers and/or employees. So long as the event remains material and non-public (or unpublished), the persons designated by the Company Secretary, as well as their Connected Persons, may not trade Company securities. In that situation, the Company Secretary may notify these persons that they should not trade in the Company's securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a close period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Company Secretary has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material inside information.

HUTCHMED CODE ON DEALINGS IN SHARES (“CODE”)

MAR CLOSED PERIOD AND HK BLACKOUT PERIOD RESTRICTIONS

13.

PDMRs and their Connected Persons must not deal in the Company’s securities, either on their own account or for the account of a third party, during a MAR closed period. All persons subject to this addendum and their Connected Persons must not deal in the Company’s securities during a HK Blackout Period or when prohibited by the Model Code (i.e. when in possession of material inside information). Exceptionally, the Company may, at its sole discretion, permit dealings or otherwise give clearance to deal in the following circumstances, where the PDMR or the Connected Person, as applicable, is able to demonstrate that the dealing cannot be executed at any time other than during the particular MAR closed period and for persons subject to this addendum or their Connected Person, they must satisfy the Chairman or the designated director that the circumstances are exceptional and the proposed sale or disposal is the only reasonable course of action available to him/her before he/she can sell or dispose of the securities.

●	Exceptional circumstances

The Company may give you clearance to sell (but not purchase) securities of the Company in extremely urgent, unforeseen and compelling circumstances, whose cause is external to you and over which you have no control. These may include circumstances in which you face a legally enforceable financial commitment or claim requiring the payment of a sum to a third party, including tax liability, and you cannot reasonably satisfy that financial commitment or claim by means other than an immediate sale of shares, i.e. the proposed sale or disposal is the only reasonable course of action available to you. You must consult with the Company Secretary immediately should such circumstances arise during a MAR closed period and/or HK Blackout Period. For the avoidance of doubt, clearance will not be granted if you are in possession of unpublished material inside information.

If clearance is given, the Company must:

(a)	give written notice of the relevant pre-approved dealing to the HKEX as soon as practicable stating why the circumstances were considered to be exceptional; and
(b)

issue an announcement immediately after the completion of any such pre-approved dealing, stating that the chairman or the designated director of the Company was satisfied that there were exceptional circumstances for the dealing by the person.

●	Share and savings schemes

The Company may permit certain dealings in the Company's securities during a MAR closed period pursuant to the Company's share incentive plan(s), but only usually in certain circumstances. For example, where any decision to award shares, grant options or exercise options during a MAR closed period was made before the Company entered into a MAR closed period and where any such dealings will occur without any further action being taken by you and cannot be influenced by you. Therefore, if you propose to exercise any option granted to you under any Company share plan, sell any securities arising from such exercise or take any other action in relation to any Company share plan during a MAR closed period, you must seek prior advice from the Company Secretary.

HUTCHMED CODE ON DEALINGS IN SHARES (“CODE”)

DEALINGS BY CONNECTED PERSONS AND INVESTMENT MANAGERS

14.

Persons who are designated by the Company Secretary as being subject to this addendum must (so far as is consistent with their duties of confidentiality to the Company) seek to prohibit (by taking the steps set out in paragraph 15 of this addendum) any dealing in securities of the Company during a close period or at a time when the person is in possession of material inside information in relation to those securities and would be prohibited from dealing under this Code:

14.1.	by or on behalf of any Connected Person; or
14.2.

by an investment manager on his behalf or on behalf of any person connected with them where either they or any person connected with them has funds under management with that investment manager, whether or not discretionary.

15.	For the purposes of paragraph 14 of this addendum, persons who are designated by the Company Secretary as being subject to this addendum must advise all such Connected Persons and investment managers:
15.1.	of the name of the Company;
15.2.	of the close periods during which they cannot deal in the Company's securities;
15.3.

of any other periods when the PDMR or applicable employee knows he or she is not himself free to deal in securities of the Company under the provisions of this Code unless their duty of confidentiality to the Company prohibits them from disclosing such periods; and

15.4.	that such Connected Persons and investment managers must advise them immediately after they have dealt in securities of the Company.
16.	Pro forma letters to Connected Persons and investment managers are set out at Appendix 3.

HUTCHMED CODE ON DEALINGS IN SHARES (“CODE”)

TRUSTS

17.

Where a person who is designated by the Company Secretary as being subject to this addendum is a sole trustee (other than a bare trustee and none of his or her close associates (as defined under the Hong Kong Listing Rules) is a beneficiary of the trust), the provisions of this Code will apply to all dealings by the trust as if he or she were dealing on his or her own account. Where such person is a co-trustee (unless he or she has not participated in or influenced the decision to deal in the securities, and he or she is not and none of his or her close associates (as defined under the Hong Kong Listing Rules) is a beneficiary of the trust), he or she must advise his or her co-trustees of the name of the Company.

18.

Any person who is subject to this addendum and acts as trustee of a trust must ensure that his or her co-trustees are aware of the identity of the Company so as to enable them to anticipate possible difficulties. A director/person who is subject to this addendum having funds under management must likewise advise the investment manager.

19.

Any person who is subject to this addendum and is a beneficiary, but not a trustee, of a trust which deals in securities of the Company must endeavour to ensure that the trustees notify him or her after they have dealt in such securities on behalf of the trust, in order that he or she in turn may notify the Company. For this purpose, he or she must ensure that the trustees are aware of the identity of the Company.

LIST OF DEALINGS OF PDMRs AND DISCLOSURE OF INTERESTS

20.

A list of dealings in the securities of the Company since the date of the previous list may be circulated to the members of the board with the board papers for each board meeting where such dealings are:-

20.1.	by or on behalf of a PDMR;
20.2.	by associates and Connected Persons of a PDMR; or
20.3.	by investment managers on behalf of either a PDMR, a Connected Person of a PDMR or an associate of a PDMR.
21.

The Company shall maintain a register of the directors’ and chief executive officer’s interests and short positions in accordance with section 352 of the SFO and such register shall be made available at every meeting of the Board, at every annual general meeting and on all other occasions as required under the SFO.

HUTCHMED CODE ON DEALINGS IN SHARES (“CODE”)

APPENDIX 1
NOTIFICATION OF INTENDED TRANSACTIONS BY PERSONS
SUBJECT TO THE ADDENDUM OF THIS CODE

Date:

Dr Dan Eldar/Dr Weiguo Su/Ms Edith Shih
Chairman/Chief Executive Officer/Director and the Company Secretary [delete as applicable]
HUTCHMED (China) Limited
48/F, Cheung Kong Center
2 Queen’s Road Central, Hong Kong

Dear Sirs

HUTCHMED (CHINA) LIMITED (the "Company") NOTIFICATION PURSUANT TO THE COMPANY'S CODE ON DEALINGS IN SHARES (the "Code")

I refer to the above and would give you notice that I would like to deal in the securities of the Company shortly and within five business days of receipt of your acknowledgement of this notification.

I confirm the following information in relation to the proposed dealing in the securities of the Company:

1.	Full name of person(s) dealing[1]:
2.	Nature of the proposed transaction (e.g. acquisition/disposal):
3.	Expected or preferred date of the proposed transaction:
4.	Expected volume of the proposed transaction: (number of ordinary shares/ADSs)

I am not in possession of any inside information relating to the Company's securities. If this should change at any time before the transaction, I undertake not to proceed with the transaction.

I undertake to deal as soon as possible after clearance has been given, and in any event within five business days of clearance being given. I understand that this permission to deal is no longer valid beyond that time.

I will submit a "Notification of Transaction" (as set out in Appendix 2 to the Code) immediately after the transaction takes place and in any event within one business day of the transaction. Please confirm that permission has been granted for the above transaction to take place by countersigning and returning this form.

Yours sincerely

[Name]

c.c.	The Company Secretary
HUTCHMED (China) Limited

Receipt of your above notification acknowledged with clearance by:

Name of Director / Company Secretary (who acknowledges the Notice)

Date:

c.c.	The Company Secretary
HUTCHMED (China) Limited

1  If dealing on the account of a third party, specify the name of the third party

HUTCHMED CODE ON DEALINGS IN SHARES (“CODE”)

APPENDIX 2
NOTIFICATION OF TRANSACTIONS PURSUANT TO MAR

1	Details of the person discharging managerial responsibilities/person closely associated
a)	Name	[For natural persons: the first name and the last name(s).] [For legal persons: full name including legal form as provided for in the register where it is incorporated, if applicable.]
2	Reason for the notification
a)	Position/status

[For persons discharging managerial responsibilities: the position occupied within the issuer, emission allowances market participant/auction platform/auctioneer/auction monitor should be indicated, e.g. CEO, CFO.]

[For persons closely associated,

—An indication that the notification concerns a person closely associated with a person discharging managerial responsibilities;

—Name and position of the relevant person discharging managerial responsibilities.]

b)	Initial notification/Amendment	[Indication that this is an initial notification or an amendment to prior notifications. In case of amendment, explain the error that this notification is amending.]
3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	HUTCHMED (China) Limited
b)	LEI	2138006X34YDQ6OBYE79
4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument

[—Indication as to the nature of the instrument:

—a share, a debt instrument, a derivative or a financial instrument linked to a share or a debt instrument;

—an emission allowance, an auction product based on an emission allowance or a derivative relating to an emission allowance. ]

	Identification code	DI ISIN: KYG4672N1198 ADS ISIN: US44842L1035
b)	Nature of the transaction

[Description of the transaction type using, where applicable, the type of transaction identified in Article 10 of the Commission Delegated Regulation (EU) 2016/5222 adopted under Article 19(14) of Regulation (EU) No 596/2014 or a specific example set out in Article 19(7) of Regulation (EU) No 596/2014.

Pursuant to Article 19(6)(e) of Regulation (EU) No 596/2014, it shall be indicated whether the transaction is linked to the exercise of a share option programme.]

c)	Price(s) and volume(s)
		Price(s)	Volume(s)

[Where more than one transaction of the same nature (purchases, sales, lendings, borrows, …) on the same financial instrument or emission allowance are executed on the same day and on the same place of transaction, prices and volumes of these transactions shall be reported in this field, in a two columns form as presented above, inserting as many lines as needed.

2 Commission Delegated Regulation (EU) 2016/522 of 17 December 2015 supplementing Regulation (EU) No 596/2014 of the European Parliament and of the Council as regards an exemption for certain third countries public bodies and central banks, the indicators of market manipulation, the disclosure thresholds, the competent authority for notifications of delays, the permission for trading during close periods and types of notifiable managers' transactions (see page 1 of this Official Journal)

HUTCHMED CODE ON DEALINGS IN SHARES (“CODE”)

Using the data standards for price and quantity, including where applicable the price currency and the quantity currency, as defined under Commission Delegated Regulation supplementing Regulation (EU) No 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) No 600/2014.]

d)	Aggregated information — Aggregated volume — Price

[The volumes of multiple transactions are aggregated when these transactions:

—

relate to the same financial instrument or emission allowance;

—

are of the same nature;

—

are executed on the same day; and

—

are executed on the same place of transaction.

Using the data standard for quantity, including where applicable the quantity currency, as defined under Commission Delegated Regulation supplementing Regulation (EU) No 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) No 600/2014.]

[Price information:

—

In case of a single transaction, the price of the single transaction;

—In case the volumes of multiple transactions are aggregated: the weighted average price of the aggregated transactions.

Using the data standard for price, including where applicable the price currency, as defined under Commission Delegated Regulation supplementing Regulation (EU) No 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of

Regulation (EU) No 600/2014.]

e)	Date of the transaction	[Date of the particular day of execution of the notified transaction. Using the ISO 8601 date format: YYYY-MM-DD; UTC time.]
f)	Place of the transaction

[Name and code to identify the MiFID trading venue, the systematic internaliser or the organised trading platform outside of the Union where the transaction was executed as defined under Commission Delegated Regulation supplementing Regulation (EU) No 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) No 600/2014, or if the transaction was not executed on any of the above mentioned venues, please mention ‘outside a trading venue’.]

HUTCHMED CODE ON DEALINGS IN SHARES (“CODE”)

APPENDIX 3
Part 1: Pro forma letter to connected persons

Dear ........................

In accordance with the EU Market Abuse Regulation and HUTCHMED (China) Limited ("Company") Code on Dealings in Shares ("Code"), I am writing formally to notify you of the following:

1.	I am subject to the Code because of my position in the [.........................].
2.	You are a "connected person" with me for the purposes of the EU Market Abuse Regulation (Regulation (EU) 596/2014) and the Code. You are therefore subject to certain restrictions as detailed below.

3.There are generally [two] close periods each year prior to the announcement of the Company's [preliminary results announcement, ][annual report and accounts] and interim results, during which dealing in the Company's securities is prohibited. This year, those close periods are [....................... to ........................ and ........................ to] There may be other times when dealings in the Company's securities are prohibited under the Code and I will inform you of these, unless my duty of confidentiality to the Company prevents me from doing so.

4.	Subject to limited exceptions, you will not be able to deal in the Company's securities during these close periods.
5.	Before you deal in the Company's securities at any time, you must give me full details of the proposed dealing as I may be obliged to seek clearance from the Company before the dealing can take place.
6.

[include the following if you are a PDMR][In addition, all dealings carried out on your own account in the Company's securities must be notified to the Company immediately after they have taken place and in any event within one business day of the dealing. When notifying a dealing, you must use the form set out in Appendix 2 to the Code and make sure it is fully completed. The Company will then submit these details to the Financial Conduct Authority on your behalf and will also publicly announce them. Therefore, you must advise me immediately after you have dealt in the Company's securities.]

7.	[include the following if you are an insider only] You must advise me immediately after you have dealt in the Company's securities.
8.

The Company's securities include its ordinary shares, depositary interests, American depositary shares, any loan notes, bonds or other debt instruments, share options, warrants or any other securities such as derivatives that are linked to its shares or debt instruments.

9.

I am also obliged to inform the Company of the identity of each of my connected persons. I have therefore informed the Company of your name and address and the nature of your relationship or connection with me.

Please acknowledge receipt of this letter by signing and returning a copy to me.

Yours sincerely

……………………………………….. [name]

Date:……………………………………

Signed and acknowledged by:

……………………………………….. [name]

Date:………………………………………..

HUTCHMED CODE ON DEALINGS IN SHARES (“CODE”)

Part 2: Pro forma letter to investment managers

Dear ........................

In accordance with the EU Market Abuse Regulation and HUTCHMED (China) Limited ("Company") Code on Dealings in Shares ("Code"), I am writing formally to notify you of the following:

1.	I am subject to the Code because of my position in the Company's group.
2.	You are a relevant investment manager for the purposes of the Code. You are therefore subject to certain restrictions as detailed below.
3.

There are generally [two] close periods each year prior to the announcement of the Company's [preliminary results announcement, ][annual report and accounts] and interim results, during which dealing in the Company's securities is prohibited. This year, those close periods are [....................... to ........................ and ........................ to ........................] There may be other times when dealings in the Company's securities are prohibited under the Code and I will inform you of these, unless my duty of confidentiality to the Company prevents me from doing so.

4.	Subject to limited exceptions (which I will advise you of separately, if relevant to you), you will not be able to deal in the Company's securities during these close periods.
5.	Before you deal in the Company's securities at any time, you must give me full details of the proposed dealing as I may be obliged to seek clearance from the Company before the dealing can take place.
6.	You must advise me immediately after you have dealt in the Company's securities.
7.

The Company's securities include its ordinary shares, depositary interests, American depositary shares, any loan notes, bonds or other debt instruments, share options, warrants or any other securities such as derivatives that are linked to its shares or debt instruments.

8.	"Dealings" are defined in the Code and comprise any transactions carried out by you on my behalf relating to the Company's securities, including where discretion is exercised.

Please acknowledge receipt of this letter by signing and returning a copy to me.

Yours sincerely

Signature: …………………………………………..

Name: ………………………………………………

Date: ……………………………………………….

(on copy)

Signed and acknowledged by:

Signature: ………………………………………….

Name: ……………………………………………...

Date: ……………………………………………….

HUTCHMED CODE ON DEALINGS IN SHARES (“CODE”)

APPENDIX 4
PDMR CONFIRMATION of HUTCHMED (China) Limited ("Company")

1.

I have read and understood the Company's Code on Dealings in Shares ("Code") which, amongst other things, sets out my obligations to notify the Company of any dealings in the Company's securities carried out on my account for the account of any of my Connected Persons (as defined in the Code).

2.	My Connected Persons are the following people:
Connected Persons	Name	Address
Spouse
Civil partner
Dependent (ie unmarried/without a civil partner) children natural or adopted under the age of 18 (including stepchildren)
Any relative who has shared the same household as me for at least one year (as of the date I completed this table)

Any legal person (eg company), trust or partnership, the managerial responsibilities of which are discharged by me or by a person referred to above, which is directly or indirectly controlled by such a person, which is set up for the benefit of such a person, or the economic interests of which are substantially equivalent to those of such a person

3.	To the best of my knowledge, this list is complete and accurate. I will inform the Company promptly should any of the information in it change.
4.	I have sent a copy of the letter set out in Appendix 3 to the Code on dealing in shares to each of my Connected Persons.

Signed:
Name:
Date: